EXHIBIT 23

                      CONSENT OF INDEPENDENT AUDITORS

    We consent to the incorporation by reference in Registration Statement No. 33-23328 on Form S-8, Registration Statement No. 33-35011 on Form S-8, Registration No. 33-45144 on Form S-8, Registration Statement No. 33-22553 on Form S-3, Registration Statement No. 33-16517 on Form S-3, Registration Statement No. 33-39698 on Form S-3, Registration Statement No. 33-45371 on Form S-3 and Registration Statement No. 33-45373 on Form S-3 of our report, dated January 27, 1995 on the consolidated financial statements and financial statement schedule of Southdown, Inc. and subsidiary companies appearing in this Annual Report on Form 10-K for the year ended December 31, 1994.




DELOITTE & TOUCHE LLP
Houston, Texas
March   , 1995